Exhibit 99.1
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
www.penson.com

PRESS RELEASE
Penson Worldwide, Inc. Reports Results for Second Quarter Ended June 30, 2008
DALLAS, TX, July 23, 2008 – Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement, custody and technology products and services to the global financial services industry, today announced results for the second quarter ended June 30, 2008. Results reflect strong growth in non-interest revenues, customer balances and new correspondents, which helped to partially offset the significant year over year and quarter over quarter decline in the federal funds rate.
Second Quarter 2008 Results
Year over year, total net revenues for the quarter increased 16% to $74.6 million compared to $64.4 million. Non-interest revenues grew 26%, reflecting increased clearing and commission fees (+34%), technology (+36%) and other revenue (+2%). Net interest revenue declined 3%; improved results in the conduit stock lending business and growth in customer balances with a more favorable mix offset most of the 60% year over year decline in the average federal funds rate.
Net income totaled $5.9 million, or $0.23 per diluted share, as compared to $7.6 million, or $0.28 per diluted share, in the year ago quarter. There were 8% fewer weighted average shares (diluted) outstanding compared to the June 2007 quarter.
On a sequential quarter basis, total net revenues rose 6%. Non-interest revenues were up 5%, reflecting increases in other revenue (+15%), technology (+6%), and clearing and commission fees (+2%). Net interest revenue increased 9% as improved results from both the conduit stock lending business and customer balances more than offset the 35% decline in the average federal funds rate from the March 2008 quarter. Operating margin declined, reflecting seasonally high costs for floor brokerage, exchange and clearance fees, and the impact of lower interest rates. There were 1% fewer weighted average shares (diluted) outstanding.
Balance sheet assets of $8.9 billion increased 30% year over year and 7% on a sequential quarter basis, with total stockholders’ equity of $275.3 million up 2% both year over year and quarter over quarter.
Comment
“As we had anticipated, the June 2008 quarter was heavily influenced by the significant decline in the federal funds rate, and lower trading volumes in the U.S. markets as compared to the March 2008 quarter,” said Philip A. Pendergraft, Chief Executive Officer. “However, we offset a good part of that as many of our new business and expansion efforts gained strength over the course of the quarter.”
For Immediate Release

“During the quarter, our conversion of new securities correspondents and futures introducing brokers was faster than originally anticipated, benefitting clearing and commission fees. Our net interest spread declined only eight basis points, less than expected, due to expansion of our internal stock lending business and increased segregated funds in our futures business, due in part to higher margin requirements for certain contracts. These factors contributed to a positive shift in our customer balances that nearly offset the impact of lower federal funds rates on our spread. We also benefited from strong trading volumes in Canada, while increased project revenue and strong sales of new data products drove results for our Nexa technology subsidiary.”
“Even though prevailing interest rates have reduced net interest revenue, we have continued to invest in expanded capacity to ensure our ability to service existing and new customers as volumes and balances continue to grow.”
Analysis of Second Quarter 2008 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Revenue from clearing and commission fees increased 34%, to $37.3 million, a record for this revenue category. Strong market volumes in equities, options and futures on a year over year basis, continued growth in new correspondents, and the effect of acquisitions in 2007 all contributed to this performance.
Net interest revenue from correspondent customer interest earning asset-based balances declined 9%, to $17.8 million. A 41% increase in interest earning average daily balances, to $4.85 billion, with a more favorable mix, offset a good portion of the year over year drop in the average fed funds rate, to 208 bps from 525 bps. Balance growth primarily reflects new correspondents and the growth of existing correspondents’ activities.
Net interest revenue from conduit stock loans increased 53%, to $3.0 million, due to more demand from broker-dealer counterparties and a larger securities lending inventory. While average daily balances declined 5% year over year to $1.58 billion, the spread expanded 57%, to 74 bps from 47 bps.
Technology revenue increased 36%, to $5.1 million, due to increases in recurring revenues, as existing customers continued to expand their client base and volumes; new project revenues; and new products from Tick Data, which supplies quantitative trading firms with historical intraday data on equities, futures and options.
In the “other” category, revenue increased 2%, to $11.3 million, primarily as a result of Penson’s new trade aggregation service, launched in November 2007. The service aggregates trades from correspondent and non-correspondent clients for processing through counterparty organizations, enabling Penson to reduce the total cost of trading for clients.

New Business
Penson added a net eleven new revenue generating correspondents in the June 2008 quarter, for a total of 295, up 15% from 257 in the June 2007 quarter. Securities clearing operations in the US, Canada and UK added ten net new correspondents, for a total of 256 as compared to 236 in the year ago quarter. The Penson GHCO futures operations added one net new introducing brokerage firm, for a total of 39.
Additionally, as of the end of June 2008, Penson had signed twenty-six new securities correspondents (not reflected in the above numbers) that are likely to begin contributing to revenue in the second half of 2008.
Interest Rate Sensitivity
Based on the size and composition of Penson’s customer interest earning and interest paying balances as of June 30, 2008, the Company estimates that a 25 basis point change, up or down, in the federal funds rate would increase or decrease net interest revenue by approximately $750 thousand per quarter, respectively. This is a smaller impact than what was forecast earlier in the year because the subsequent growth of assets and change in balance mix have reduced Penson’s interest rate sensitivity.
Share Repurchases
During the June 2008 quarter, Penson repurchased 236,108 shares in the open market at a cost of $2.4 million or $10.24 weighted average cost per share, leaving a remaining stock repurchase authorization balance at quarter end of $4.8 million. Year to date as of June 30, 2008, the Company has repurchased 641,301 shares in the open market at a cost of $6.6 million or $10.30 weighted average cost per share.
Conference Call
Penson will host a conference call to discuss results for the second quarter ended June 30, 2008 on Thursday, July 24, 2008, at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, First Capitol Group, LLC and Penson Asia Limited, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson is the Flexible Choice in Global Financial Services.

Penson Financial Services, Inc. is a member of the American Stock Exchange, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian ATS’s. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures. First Capitol Group, LLC is a registered Futures Commission Merchant and a member of the National Futures Association.
Forward-Looking Statements
The statements in this news release relating to matters that are not current or historical facts are forward-looking statements. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, ayemma@intermarket.com, or Erica Fidel, 212-754-5448, efidel@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Clearing and commission fees	$37,348	$27,963	$73,861	$52,627
Technology	5,100	3,758	9,899	6,777
Interest, gross	44,934	61,210	93,412	109,445
Other	11,294	11,063	21,077	20,131

Total Revenue	98,676	103,994	198,249	188,980
Interest expense from securities operations	24,068	39,614	53,441	67,914

Net revenues	74,608	64,380	144,808	121,066

Expenses
Employee compensation and benefits	29,477	24,903	58,300	48,376
Floor brokerage, exchange and clearance fees	8,692	7,543	12,495	12,889
Communications and data processing	9,579	7,670	18,767	14,096
Occupancy and equipment	7,293	5,993	14,315	10,821
Other expenses	8,931	5,806	16,288	10,592
Interest expense on long-term debt	1,086	474	2,162	927

	65,058	52,389	122,327	97,701

Income before income taxes	9,550	11,991	22,481	23,365
Income tax expense	3,653	4,437	8,502	8,673

Net income	$5,897	$7,554	$13,979	$14,692

Earnings per share — basic	$0.23	$0.28	$0.55	$0.55

Earnings per share — diluted	$0.23	$0.28	$0.55	$0.54

Weighted average shares outstanding — basic	25,115	26,689	25,288	26,496
Weighted average shares outstanding — diluted	25,200	27,276	25,370	27,085

Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(Unaudited)
(In thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$129,885	$120,923
Cash and securities — segregated under Federal and other regulations	2,269,437	1,437,561
Receivable from broker-dealers and clearing organizations	816,077	1,519,078
Receivable from customers, net	1,541,934	1,324,213
Receivable from correspondents	422,793	532,504
Securities borrowed	2,987,042	2,065,997
Securities owned, at market value	281,782	235,680
Deposits with clearing organizations	241,485	293,230
Property and equipment, net	28,353	27,028
Other assets	199,466	290,763

Total assets	$8,918,254	$7,846,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$699,497	$1,077,312
Payable to customers	4,337,509	3,590,315
Payable to correspondents	579,507	616,863
Short-term bank loans	315,599	340,530
Notes payable	75,000	55,000
Securities loaned	2,447,023	1,726,677
Securities sold, not yet purchased	74,979	82,116
Accounts payable, accrued and other liabilities	113,880	92,736

Total liabilities	8,642,994	7,581,549

Stockholders’ Equity
Total stockholders’ equity	275,260	265,428

Total liabilities and stockholders’ equity	$8,918,254	$7,846,977

Penson Worldwide, Inc.
Supplemental Data

						Six Months
	Three Months Ended					Ended
	June 30,	September 30,	December 31,	March 31,	June 30,	June 30,
(in thousands)	2007	2007	2007	2008	2008	2008
Interest revenue
Interest on asset based balances	$40,483	$40,820	$41,390	$33,602	$29,958	$63,560
Interest on conduit borrows	19,086	18,098	15,159	13,170	13,091	26,261
Money market	1,641	1,729	1,836	1,706	1,885	3,591
Total interest revenue	61,210	60,647	58,385	48,478	44,934	93,412

Interest expense
Interest expense on liability based balances	22,509	20,771	21,952	18,802	14,001	32,803
Interest on conduit loans	17,105	16,221	13,219	10,571	10,067	20,638
Total interest expense	39,614	36,992	35,171	29,373	24,068	53,441

Net interest revenue	$21,596	$23,655	$23,214	$19,105	$20,866	$39,971

Average daily balance (1)
Interest earning average daily balance	$3,455,347	$3,467,722	$4,060,347	$4,160,320	4,854,774	$4,507,547
Interest paying average daily balance	2,746,501	2,679,413	3,371,823	3,626,463	4,036,792	3,831,627
Conduit borrow	1,665,514	1,589,703	1,428,364	1,330,721	1,584,691	1,457,706
Conduit loan	1,663,601	1,587,437	1,424,199	1,324,177	1,575,862	1,450,020

Average interest rate on balances (1)
Interest earning average daily balance	4.69%	4.71%	4.08%	3.23%	2.47%	2.82%
Interest paying average daily balance	3.28%	3.10%	2.60%	2.07%	1.39%	1.71%

Spread	1.41%	1.61%	1.48%	1.16%	1.08%	1.11%
Conduit borrow	4.58%	4.55%	4.25%	3.96%	3.30%	3.60%
Conduit loan	4.11%	4.09%	3.71%	3.19%	2.56%	2.85%

Spread	0.47%	0.46%	0.54%	0.77%	0.74%	0.75%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.